Exhibit 16

U.S. Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K/A dated December 1, 2009, of Pharmacity Corp (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K/A.

/s/ M&K CPAS, PLLC
Houston, Texas